                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       AFFILIATED COMPUTER SERVICES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                   [ACS LOGO]


                       AFFILIATED COMPUTER SERVICES, INC.

                           2828 North Haskell Avenue
                              Dallas, Texas 75204

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held October 26, 1999

To the Stockholders of
AFFILIATED COMPUTER SERVICES, INC.:

     The Annual Meeting of Stockholders of Affiliated Computer Services, Inc. will be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204 on October 26, 1999 at 11:00 a.m. for the following purposes:

          1. To elect four directors to hold office for a three year term and until their respective successors shall have been duly elected and qualified;

          2. To approve an amendment to the ACS Restated Certificate of Incorporation, as amended (the "Charter"), to authorize the current Chairman of the Board to fill any future vacancies on the ACS Board of Directors resulting from the removal of, or resignation by, a director or directors from the Board, for the remaining portion of the term of the former Director;

          3. To consider and vote upon the performance-based incentive compensation for the company's executive officers; and

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on September 22, 1999 as the record date (the "Record Date") for the determination of stockholders of the company entitled to notice of, and to vote at, the Annual Meeting of Stockholders. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. A holder of shares of the company's Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock on all matters properly brought before the Annual Meeting, and a holder of shares of the company's Class B common stock will be entitled to 10 votes, in person or by proxy, for each share of Class B common stock on all matters properly brought before the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                             By Order of the Board of Directors

                                                     /s/ DAVID W. BLACK
                                                       David W. Black
                                                         Secretary

September 28, 1999

                       AFFILIATED COMPUTER SERVICES, INC.

                           2828 NORTH HASKELL AVENUE
                              DALLAS, TEXAS 75204

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 26, 1999

                              GENERAL INFORMATION

     This proxy statement is being furnished to stockholders of record, as of September 22, 1999, of Affiliated Computer Services, Inc. (a Delaware corporation) ("ACS"), in connection with the solicitation by the Board of Directors of ACS of proxies to be voted at the Annual Meeting of Stockholders to be held at Cityplace Conference Center, 2711 North Haskell Avenue, Dallas, Texas 75204, on October 26, 1999, at 11:00 a.m., Dallas time, or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing this proxy statement and enclosed form of proxy to stockholders is on or about September 28, 1999.

RECORD DATE AND VOTING

     The Board of Directors of ACS has fixed the close of business on September 22, 1999 as the record date (the "Record Date") for the Annual Meeting. Only holders of record of the outstanding shares of Class A common stock and Class B common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of the close of business on the Record Date, ACS had outstanding 46,010,178 shares of Class A common stock, $0.01 par value, and 3,299,686 shares of Class B common stock, $0.01 par value. A holder of shares of Class A common stock is entitled to one vote, in person or by proxy, for each share of Class A common stock standing in his or her name on the books of ACS on the Record Date on any matters properly presented to a vote of the stockholders at the Annual Meeting. A holder of shares of Class B common stock is entitled to 10 votes, in person or by proxy, for each share of Class B common stock standing in his name on the books of ACS on the Record Date on any matter properly presented to a vote of the stockholders at the Annual Meeting. The Class A common stock and the Class B common stock are the only classes of stock entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions are counted in tabulations of votes cast on proposals submitted to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposal. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

VOTE REQUIRED

     The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a plurality of the voting power of ACS, in person or by proxy, is required to approve Proposal 1, the proposal to elect directors. The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power of the total issued and outstanding common stock of ACS (regardless of the number of shares actually voting at the Annual Meeting), in person or by proxy, is required to approve Proposal 2, the proposal to amend the Charter. The affirmative vote of the holders of shares of Class A common stock and Class B common stock, voting together as a class, having a majority of the voting power of ACS eligible to vote and voting, either in person or by proxy, at the Annual Meeting, is required to approve Proposal 3, the proposal to approve the performance-based incentive compensation for ACS's executive officers.

PROXY SOLICITATION, REVOCATION AND EXPENSES

     All proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted as indicated on the proxy. If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by (i) filing a written notice of revocation received by the person or persons named therein, (ii) the stockholder attending the Annual Meeting and voting the shares covered thereby in person, or (iii) delivering another duly executed proxy dated subsequent to the date thereof to the addressee named in the enclosed proxy.

     Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and, if no such instructions are indicated thereon, will be voted in favor of the nominees for election of directors named below, and in favor of the proposal to amend the Company's Charter and to approve the performance-based compensation for ACS's executive officers. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of a matter called for vote.

     The cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy form and the cost of soliciting proxies related to the Annual Meeting will be borne by ACS. ACS will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse such banks and brokers for the reasonable out-of-pocket expenses for such solicitation.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information with respect to the shares of Class A common stock and the Class B common stock beneficially owned by stockholders known to ACS to own more than 5% of the outstanding shares of such classes and the shares of Class A common stock and Class B common stock beneficially owned by each of ACS's directors and executive officers and by all ACS's executive officers and directors as a group:


                                                                    AMOUNT       PERCENT OF
                                    AMOUNT AND                    AND NATURE        TOTAL
                                    NATURE OF      PERCENT OF         OF          SHARES OF
                                    BENEFICIAL    TOTAL SHARES    BENEFICIAL       CLASS B       PERCENT OF TOTAL
                                   OWNERSHIP OF    OF CLASS A     OWNERSHIP        COMMON       SHARES OF CLASS A    PERCENT OF
                                     CLASS A      COMMON STOCK    OF CLASS B        STOCK          AND CLASS B         TOTAL
                                      COMMON         OWNED          COMMON          OWNED          COMMON STOCK        VOTING
DIRECTORS AND EXECUTIVE OFFICERS      STOCK       BENEFICIALLY      STOCK       BENEFICIALLY    OWNED BENEFICIALLY    POWER(1)
- --------------------------------   ------------   ------------   ------------   -------------   ------------------   ----------
Darwin Deason(2).................   2,574,772         5.56%       3,299,686          100%             11.84%           44.84%
Jeffrey A. Rich(3)...............      22,247        *                   --           --             *                  *
Mark A. King(4)..................      46,824        *                   --           --             *                  *
Henry G. Hortenstine(5)..........       1,241        *                   --           --             *                  *
David W. Black(6)................       5,797        *                   --           --             *                  *
Peter A. Bracken(7)..............     115,478        *                   --           --             *                  *
Joseph P. O'Neill................      23,810        *                   --           --             *                  *
Frank A. Rossi...................       5,000        *                   --           --             *                  *
Clifford M. Kendall(8)...........     350,855        *                   --           --             *                  *
Lynn Blodgett....................      81,000        *                   --           --             *                  *
Thomas Connor, Jr.(9)............      18,598        *                   --           --             *                  *
Bill Woodard(10).................       2,758        *                   --           --             *                  *
All Executive Officers and
  Directors as a Group (12
  persons)(11)...................   3,248,380         7.01%       3,299,686          100%             13.20%           45.70%

BENEFICIAL OWNERS OF MORE THAN 5% OF ACS'S COMMON STOCK(12)

T. Rowe Price Associates,
  Inc. ..........................   5,514,000        11.90%              --           --              11.11%            6.95%
  100 E. Pratt Street Baltimore,
  MD 21202
Massachusetts Financial Services
  Company........................   4,999,000        10.79%              --           --              10.07%            6.30%
  500 Boylston Street Boston, MA
  02116
Putnam Investments...............   3,966,000         8.56%              --           --               7.99%            5.00%
  1 Post Office Square Boston, MA
  02109
Fidelity Financial Services......   2,429,000         5.24%              --           --               4.90%            3.06%
  14651 Dallas Parkway Suite 200
  Dallas, TX 75240


- ---------------

 *  Less than 1%.

(1) In calculating the percent of total voting power, the voting power of shares of Class A common stock (one vote per share) and Class B common stock (ten votes per share) is aggregated.

(2) 3,299,686 of the shares of ACS Class B common stock listed and 2,484,997 of the shares of ACS Class A common stock listed are owned by The Deason International Trust, and 71,146 of the shares of ACS Class B common stock are owned by the Deason Foundation. Mr. Deason holds the sole voting power with respect to such shares through an irrevocable board resolution passed by the Trust and the Foundation. The investment power with respect to such shares is held by the Trust and the Foundation. The shares of ACS Class A common stock include 7,310 shares owned by Mr. Deason's spouse and spouse's daughter, as to which shares Mr. Deason disclaims beneficial ownership and 1,219 shares granted to Mr. Deason under the ACS Employee Stock Purchase Plan.

 (3) Includes 61 shares owned through the ACS 401(k) Plan.



 (4) Includes 4,679 shares of ACS Class A common stock owned by Mr. King's spouse, to which Mr. King disclaims beneficial ownership; 836 shares of ACS Class A common stock owned through the ACS 401(k) Plan, and 2,497 shares of ACS Class A common stock granted to Mr. King under the ACS Employee Stock Purchase Plan.



 (5) Represents 1,202 shares owned under the ACS Employee Stock Purchase Plan and 39 shares owned through the ACS 401(k) Plan.



 (6) Includes 441 shares of Class A common stock owned through in the ACS 401(k) Plan and 356 shares of ACS Class A common stock granted to Mr. Black under the ACS Employee Stock Purchase Plan.



 (7) Includes 50,360 shares of Class A common stock not outstanding but subject to currently exercisable options; 1,759 shares of Class A common stock owned by Mr. Bracken's spouse, as to which shares Mr. Bracken disclaims beneficial ownership, 1,226 shares of Class A common stock granted to Mr. Bracken under the ACS Employee Stock Purchase Plan and 1,773 shares owned through the ACS 401(k) Plan.



 (8) Includes 145,385 shares of ACS Class A common stock owned by Mr. Kendall's spouse, as to which Mr. Kendall disclaims beneficial ownership and 2,409 shares owned by Mr. Kendall in an individual retirement account.



 (9) Includes 1,543 shares owned under the ACS Employee Stock Purchase Plan and 29 shares of Class A common stock owned through the ACS 401(k) Plan.



(10) Includes 329 shares owned under the ACS Employee Stock Purchase Plan and 2,429 shares of Class A common stock owned through the ACS 401(k) Plan.


(11) Includes 76,745 shares of ACS Class A common stock issuable pursuant to options that are currently exercisable; 5,608 shares of ACS Class A common stock owned through the ACS 401(k) Plan; and 8,372 shares of ACS Class A common stock granted under the ACS Employee Stock Purchase Plan.

(12) Based on filings by the stockholder with the Securities and Exchange Commission.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors is comprised of nine directors, divided into three classes. Messrs. Deason and Rich are in the class whose terms expire in 2000; Messrs. King, Black and Bracken are in the class whose terms expire in 2001. The third class of directors, each of whom currently serves on the Board of Directors and is up for election at this Annual Meeting for a three-year term, is comprised of Messrs. Hortenstine, O'Neill, Rossi and Kendall. All directors serve until their respective successors are duly elected and qualified.

     Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the four nominees for the Board of Directors named below. The proxies cannot be voted for more than four nominees. The nominees have indicated that they are able and willing to serve as directors. If any (or all) such persons should be unable to serve, the persons named in the enclosed proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select pursuant to the recommendation of Mr. Deason under his authority as the Nominating Committee for the Board. Stockholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the proxy card.

NOMINEES FOR ELECTION AS DIRECTOR; CONTINUING DIRECTORS

     The following table lists the name and principal occupation of each nominee and each continuing director, and the year in which each such person was first elected as a director of ACS.


                                                                                     SERVED AS
                                                                                     DIRECTOR
NAME                                                PRINCIPAL OCCUPATION               SINCE
- ----                                                --------------------             ---------
Darwin Deason...........................  Chairman of the Board                        1988
Jeffrey A. Rich.........................  President and Chief Executive Officer        1991
Mark A. King............................  Executive Vice President and Chief
                                          Financial Officer                            1996
David W. Black..........................  Executive Vice President, Secretary and
                                            General Counsel                            1995
Henry Hortenstine*......................  Executive Vice President; Group
                                          President of ACS Technology Solutions
                                            Group                                      1996
Peter A. Bracken........................  Vice Chairman of ACS Government
                                          Solutions Group, Inc.                        1997
Joseph P. O'Neill*......................  President and Chief Executive Officer,
                                          Public Strategies, Washington, Inc.          1994
Frank A. Rossi*.........................  Chairman, FAR Holdings Company, L.L.C.       1994
Clifford M. Kendall*....................  Private Investor                             1997


- ---------------

* Nominee for election as director at this year's Annual Meeting.

BUSINESS EXPERIENCE OF NOMINEES AND CONTINUING DIRECTORS

     Set forth below is certain information with respect to each of the nominees for the office of director.

     DARWIN DEASON, age 59, has served as Chairman of the Board of ACS since its formation in 1988. He also served as Chief Executive Officer from the formation of ACS until February 1999. Prior to the formation of ACS, Mr. Deason spent 20 years with MTech Corp., a data processing subsidiary of MCorp, a bank holding corporation based in Dallas, Texas, serving as MTech's Chief Executive Officer and Chairman of the Board from 1978 until April 1988, and served on the board of various subsidiaries of MTech and MCorp. Prior to that, Mr. Deason was employed in the data processing department of Gulf Oil in Tulsa, Oklahoma. Mr. Deason has over 30 years of experience in the information technology industry. Mr. Deason is a director of

Precept Business Services, Inc., an affiliate of ACS and a publicly traded company, where he is Chairman of the Board and has voting control.

     JEFFREY A. RICH, age 39, has served as President and Chief Executive Officer of ACS since February 1999. Prior to then, he had served as President and Chief Operating Officer since April 1995. He has served as a director since August 1991. Mr. Rich joined ACS in 1989 as Senior Vice President and Chief Financial Officer and was named Executive Vice President in 1991. Prior to joining ACS, Mr. Rich served as a Vice President of Citibank N.A. from March 1986 through June 1989, and also served as an Assistant Vice President of Interfirst Bank Dallas, N.A. from 1982 until March 1986.


     MARK A. KING, age 42, has served as Executive Vice President and Chief Financial Officer since May 1995 and as a director since May 1996. Mr. King joined ACS in November 1988 as Chief Financial Officer of various ACS subsidiaries. Prior to joining ACS, Mr. King was Vice President and Assistant Controller of MTech. Mr. King has over 20 years of finance and accounting experience, including over 10 years of experience in the information technology industry.


     DAVID W. BLACK, age 37, has served as Executive Vice President, Secretary and General Counsel and as a director since May 1995. Mr. Black joined ACS in February 1995 as Associate General Counsel. Prior to that time, Mr. Black was an attorney engaged in private practice with a large law firm in Dallas from 1986 through January 1995.

     HENRY G. HORTENSTINE*, age 55, has served as Executive Vice President of ACS since March 1995, as Group President of ACS Technology Solutions Group since April 1998 and as a director since September 1996. Prior to that time, he served as Senior Vice President -- Business Development from July 1993 to March 1995. Mr. Hortenstine was engaged by ACS as a consultant providing various business and corporate development services from 1990 to July 1993. Prior to that, he was Senior Executive Vice President of Lomas Mortgage USA, a subsidiary of Lomas Financial Corporation, from 1987 to 1989.


     PETER A. BRACKEN, age 58, joined Computer Data Services, Inc. (now known as ACS Government Solutions Group, Inc.) in May 1996 as Chief Executive Officer and President. At the time of the acquisition by ACS of ACS Government Solutions Group, Inc. by a merger in December 1997, Mr. Bracken became an Executive Vice President and ACS director, and served as Group President of ACS Government Solutions Group, Inc. from April 1998 until July 1999. Mr. Bracken now serves ACS as Vice Chairman of ACS Government Solutions Group, Inc.. From 1986 to 1996, Mr. Bracken was employed by Martin Marietta Corporation (now Lockheed Martin Corporation), most recently as President of the Information Sciences Group. Before joining Martin Marietta in 1986, Mr. Bracken served as Director of Mission Operation and Data Systems for NASA's Goddard Space Flight Center.


     JOSEPH P. O'NEILL*, age 52, has served as a director of ACS since November 1994 and also serves as a consultant to ACS. Mr. O'Neill has served as President and Chief Executive Officer of Public Strategies Washington, Inc., a public affairs and consulting firm, since March 1991, and from 1985 through February 1991 served as President of the National Retail Federation, a national association representing United States retailers. Mr. O'Neill also is a director of Careerstaff, Inc.

     FRANK A. ROSSI*, age 62, has served as a director of ACS since November 1994 and also serves as a consultant to ACS. Mr. Rossi has served as Chairman of FAR Holdings Company, L.L.C., a private investment firm, since February 1994, and before that was employed by Arthur Andersen & Co. for over 35 years. Mr. Rossi served in a variety of capacities for Arthur Andersen since 1959, including Managing Partner/Chief Operating Officer and as a member of the firm's Board of Partners and Executive Committee.

     CLIFFORD M. KENDALL*, age 68, had been with ACS Government Solutions Group, Inc. since the founding of its predecessor in 1968 until it was acquired by ACS by a merger in December 1997. At the time of the merger in December 1997, Mr. Kendall became an ACS director. From 1970 to 1991, Mr. Kendall served as

- ---------------

* Nominee for election as director at this year's Annual Meeting.

Chief Executive Officer of ACS Government Solutions, Inc. Mr. Kendall also currently serves as a director of Washington Real Estate Investment Trust.


     Except as set forth above, none of the nominees holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of
Section 15(d) of the Securities Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

     THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE FOUR NOMINEES FOR DIRECTOR SET FORTH ABOVE.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Special Compensation Committee, the Independent Directors Committee, the Special Transactions Committee and the Nominating Committee. The Audit Committee is composed of Messrs. Rossi (Chairman), O'Neill and Kendall. The Audit Committee was formed in 1994 and given general responsibility for meeting periodically with representatives of ACS's independent public accountants and electronic data processing ("EDP") auditors to review the general scope of audit coverage, including consideration of ACS's accounting and EDP practices and procedures and the adequacy of ACS's system of internal controls, and to report to the Board of Directors with respect thereto. The Audit Committee also is responsible for recommending to the Board of Directors the appointment of ACS's independent public accountants and EDP auditors and is also responsible for monitoring ACS's "Year 2000" compliance.

     The Compensation Committee was formed in May 1994. The members of the Compensation Committee are Messrs. Deason (Chairman), Rossi and O'Neill. The Compensation Committee is responsible for recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation of the executive officers of ACS, including reviewing the salaries of the executive officers and recommending bonuses and other forms of additional compensation for the executive officers and the administration of and grant of awards under ACS's stock option plans. In connection with ACS's establishment of certain procedures to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, so that compensation to executive officers whose compensation exceeds $1 million may be deductible by ACS for federal income tax purposes, ACS formed the Special Compensation Committee in August 1996. The members of the Special Compensation Committee are Messrs. Rossi and O'Neill (Chairman). The Special Compensation Committee is responsible for reviewing the compensation of the executive officers whose compensation exceeds $1 million, including reviewing and recommending salaries, bonuses and other forms of additional compensation, including grants of awards under the stock option plans.


     The members of the Independent Directors Committee are Messrs. O'Neill and Rossi (Chairman). The Independent Directors Committee was formed in May 1994 to review annually the prices and terms of the services, forms and supplies provided between ACS and Precept Business Services, Inc., an affiliate of ACS, pursuant to the parties' reciprocal services agreement, and other related party transactions. See "Certain Transactions."



     The Special Transactions Committee, which was formed in August 1997 and on which Mr. Deason serves, has the responsibility of considering, evaluating, and approving the terms of potential transactions resulting in the acquisition of assets, businesses, or stock of third parties for cash, ACS Class A common stock, or other consideration with a dollar value of up to the greater of $50,000,000 or 10% of ACS's consolidated assets.


     The Nominating Committee, which was formed in March 1999 and on which Mr. Deason serves, has the responsibility of considering, evaluating and recommending to the Board the slate of director nominees. Recommendations as to nominees will be considered by the Nominating Committee. Such recommendations can be submitted to the Nominating Committee by directing them to ACS's executive offices at 2828 North Haskell Avenue, Dallas, Texas 75204, to the attention of Darwin Deason.

     During the fiscal year ended June 30, 1998, there were four regular meetings of ACS's Board of Directors. No incumbent directors attended fewer than 75% of the aggregate of (i) the Board meetings held during the fiscal year and
(ii) the meetings held by all committees of the Board on which he served. There were twelve meetings held by ACS's Audit Committee during the fiscal year, two meetings held by each of ACS's Compensation Committee and Special Compensation Committee and one meeting held by each of the Independent Directors Committee and the Nominating Committee during the fiscal year.


                                   PROPOSAL 2

                     APPROVAL OF AMENDMENT TO ACS'S CHARTER
                 TO AUTHORIZE THE CURRENT CHAIRMAN OF THE BOARD
            TO FILL ANY FUTURE VACANCIES ON ACS'S BOARD OF DIRECTORS


     ACS's Restated Articles of Incorporation, or Charter, currently gives the directors the authority to fill vacancies on the Board of Directors, whether resulting from the removal of, or resignation by, a director or directors. In March 1999, the ACS Board approved an amendment to the Charter to authorize the current Chairman of the Board to fill future vacancies on the ACS Board of Directors, whether resulting from removal of, or resignation by, a director or directors, for the remaining portion of the term of the former director. This amendment must also be approved by the shareholders. This action was taken after ACS entered into an Employment Agreement with the current Chairman of the Board, Darwin Deason, which included a provision giving Mr. Deason this authority, subject to an appropriate Charter amendment. This Employment Agreement is described below at "Executive Compensation and Other Information -- Mr. Deason's Supplemental Executive Retirement Agreement and Employment Agreement." Vesting this authority in the current Chairman is intended to ensure the orderly succession of members of the ACS Board of Directors.


     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE CHARTER.

                                   PROPOSAL 3

                    APPROVAL OF PERFORMANCE-BASED INCENTIVE
               COMPENSATION FOR THE COMPANY'S EXECUTIVE OFFICERS


     The Internal Revenue Code limits ACS's tax deduction for expense in connection with compensation of its chief executive officer and its four other most highly-compensated executive officers for any fiscal year to the extent that the remuneration of such person exceeds $1 million during such fiscal year, excluding remuneration that qualifies as "performance-based compensation."
Section 162(m) of the Internal Revenue Code provides that in order for remuneration to be treated as qualified performance-based compensation, the material terms of the performance goals must be disclosed to and approved by the stockholders of the employer.



     At the Annual Meeting, the stockholders will be asked to approve the terms relating to incentive compensation to be paid to ACS's executive officers. Executive officer compensation for fiscal year 2000 will consist of a base salary, stock option plan, and bonus compensation and will be based on criteria similar to criteria previously used for ACS's executive officers. See "Executive Compensation and Other Information -- Compensation Committee Report on Executive Compensation." Executive officers will be entitled to receive varying ranges of up to 250% (up to 250% for the Chairman of the Board, up to 200% for the President and Chief Executive Officer and up to 125% for all other executive officers) of their base salaries upon achievement of bonus performance goals, which include ACS's achievement of four targeted financial measures: consolidated revenues, consolidated earnings before interest, taxes and depreciation, consolidated pre-tax earnings and consolidated earnings per share. In addition to the above described bonus plan, for fiscal year 2000, there is an accelerator bonus plan which allows each of the executive officers to earn up to an additional 25% of their maximum bonus upon exceeding certain financial projections. The bonus performance goals have been pre-established by the Compensation Committee and approved by the Board of Directors for all executive officers other than any executive officer whose compensation may exceed $1 million. For any executive officer whose compensation may exceed $1 million, bonus performance goals are previously established by the Special Compensation Committee, which is comprised solely of non-employee directors, and approved by the Board of Directors. ACS believes that the incentive-related provisions provide performance incentives that are and will be beneficial to ACS and its stockholders.


     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCENTIVE COMPENSATION PROVISIONS FOR THE EXECUTIVE OFFICERS.


           DIRECTOR AND EXECUTIVE COMPENSATION AND OTHER INFORMATION

DIRECTOR'S COMPENSATION


     Messrs. Rossi and O'Neill, two of the members of the Board of Directors of ACS who are not employed by ACS, receive compensation in the amount of $3,000 for attendance at each Board meeting. Directors are reimbursed for their travel expenses incurred in connection with the meetings. On November 30, 1994, ACS and each of Messrs. O'Neill and Rossi entered into consulting agreements in which Messrs. O'Neill and Rossi agreed to provide, among other things, certain corporate development services to ACS. Such agreements are terminable by either party with 30 days notice. Pursuant to such agreements, in exchange for such services, Messrs. O'Neill and Rossi receive nominal consideration and ACS reimburses both Messrs. O'Neill and Rossi for their out-of-pocket expenses. ACS has granted Messrs. Rossi and O'Neill options to purchase 50,000 and 20,000 shares of Class A common stock, respectively. In addition, Mr. Kendall has an option covering 50,000 shares of Class A common stock which was awarded to him shortly after the acquisition by merger of ACS Government Solutions, Inc. in December 1997, in recognition of his duties after the merger as Chairman of the Advisory Board of Directors of ACS Government Solutions, Inc. Such options vest ratably over five years.


SUMMARY OF NAMED EXECUTIVE OFFICERS' CASH AND OTHER COMPENSATION

     The following table sets forth certain information regarding compensation paid for all services rendered to ACS in all capacities during fiscal years 1999, 1998 and 1997 by ACS's chairman and chief executive officer and the four other most highly compensated executive officers of ACS whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during fiscal year 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                            ANNUAL COMPENSATION                              LONG-TERM COMPENSATION
                              -----------------------------------------------   -------------------------------------------------
                                                                                                        PAYOUTS
                                                                                RESTRICTED              -------
                                                                 OTHER            STOCK                  LTIP
                                                 BONUS           ANNUAL           AWARDS     OPTIONS/   PAYOUTS      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY       ($)      COMPENSATION($)(1)     ($)(2)     SARS(3)    ($)(2)    COMPENSATION($)
- ---------------------------   ----   -------   ---------   ------------------   ----------   --------   -------   ---------------
Darwin Deason...............  1999   525,000   1,312,500           --               --        75,000      --              --
 Chairman of the Board        1998   487,500   1,250,000           --               --            --      --              --
 and, until February 1999,    1997   450,000   1,125,000           --               --            --      --              --
 Chief Executive Officer
Jeffrey A. Rich.............  1999   425,000     850,000           --               --       250,000      --           2,922
 President and Chief          1998   312,500     650,000           --               --            --      --              --
 Operating Officer until      1997   275,000     550,000           --               --        60,000      --              --
 February 1999 and President
 and Chief Executive Officer
 thereafter
Mark A. King................  1999   275,000     412,500           --               --        50,000      --           1,289
 Executive Vice President     1998   212,500     337,500           --               --        40,000      --              --
 and Chief Financial Officer  1997   175,000     218,750           --               --        40,000      --              --
Henry G. Hortenstine........  1999   275,000     412,500           --               --            --      --           1,719
 Group President -- ACS       1998   237,500     375,000           --               --        40,000      --              --
 Technology Solutions, and    1997   200,000     250,000           --               --        40,000      --              --
 Executive Vice President
Peter A. Bracken............  1999   272,100     408,400           --               --            --      --           4,544
 Vice-Chairman, ACS           1998   283,800     230,500           --               --       270,360(4)   --           2,507
   Government
 Solutions Group, Inc., and,  1997   300,000     173,960           --               --            --      --           3,750
 until July 1999, Group
 President -- ACS Government
 Solutions Group, Inc., and
 Executive Vice President
Thomas Connor, Jr. .........  1999   222,600     337,500           --               --        50,000      --           1,266
 Group President -- ACS       1998   167,900     178,900           --               --        25,000      --              --
 Financial Industry Group,    1997   160,900          --           --               --                    --              --
 and Executive Vice
   President


- ---------------

(1) None of the Named Executive Officers received personal benefits, securities or property in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus during fiscal years 1999, 1998 and 1997.

(2) ACS did not grant any restricted stock awards or long-term incentive plan payouts to the Named Executive Officers during fiscal years 1999, 1998 and 1997.

(3) ACS did not grant any stock appreciation rights ("SARS") to the Named Executive Officers during fiscal years 1999, 1998 or 1997.

(4) Option grants have been adjusted in connection with the acquisition of ACS Government Solutions Group, Inc. (formerly known as Computer Data Services, Inc.) by ACS through a merger in December 1997.

     The following table sets forth the number of options granted during the fiscal year ended June 30, 1999 to the Named Executive Officers to purchase shares of Class A common stock and the potential realizable value of these options.

                     OPTION GRANTS DURING FISCAL YEAR 1999

                                               INDIVIDUAL GRANTS
                            --------------------------------------------------------     POTENTIAL REALIZABLE
                                            % OF TOTAL                                     VALUE AT ASSUMED
                             NUMBER OF     OPTIONS/SARS                                     ANNUAL RATES OF
                             SECURITIES     GRANTED TO                                 STOCK PRICE APPRECIATION
                             UNDERLYING    EMPLOYEES IN                                   FOR OPTION TERM(1)
                            OPTIONS/SARS      FISCAL       EXERCISE OR    EXPIRATION   -------------------------
NAME                         GRANTED(#)      YEAR(%)      BASE PRICE($)      DATE        5% ($)        10% ($)
- ----                        ------------   ------------   -------------   ----------   -----------   -----------
Darwin Deason.............     75,000           4.5%          23.06        10/8/08      1,087,791     2,756,676
Jeffrey A. Rich...........    250,000          14.9%          23.06        10/8/08      3,625,971     9,188,921
Mark A. King..............     50,000           3.0%          23.06        10/8/08        725,194     1,837,784
Henry G. Hortenstine......         --            --              --             --             --            --
Peter A. Bracken..........         --            --              --             --             --            --
Thomas Connor, Jr. .......     50,000           3.0%          23.06        10/8/08        725,194     1,837,784

- ---------------


(1) The amounts in these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of ACS's stock price.


     The following table provides information related to options exercised by the Named Executive Officers during fiscal year 1999 and the number and value of options held at fiscal year end. ACS does not have any SARS outstanding.

                 AGGREGATE OPTION/SAR EXERCISES IN FISCAL 1999
                   AND FISCAL YEAR END 1999 OPTION/SAR VALUES


                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS/
                                                         OPTIONS/SARS AT               SARS AT FISCAL
                           SHARES        VALUE         FISCAL YEAR END(#)              YEAR END($)(2)
                         ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
NAME                      EXERCISE      ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ----                     -----------   ---------   -----------   -------------   -----------   -------------
Darwin Deason..........        --             --         --          75,000              --      2,067,188
Jeffrey A. Rich........    28,186        886,968         --         732,050              --     24,403,650
Mark A. King...........        --             --         --         250,014              --      7,628,692
Henry G. Hortenstine...        --             --         --         303,970              --     10,190,785
Peter A. Bracken.......    70,000      1,435,800     50,360          70,000       1,405,481      1,863,750
Thomas Connor, Jr. ....        --             --         --         175,000              --      5,261,875


- ---------------

(1) Represents the value realized upon exercise calculated as the number of options exercised times the difference between the average of the high and low stock trading price from the trading day immediately prior to the exercise date and the exercise price.

(2) Represents the value of unexercised options calculated as the number of unexercised options times the difference between the closing price at June 30, 1999 and the exercise price.

MR. DEASON'S SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT AND EMPLOYMENT
AGREEMENT


     In December 1998, ACS entered into a Supplemental Executive Retirement Agreement with Mr. Deason. Pursuant to the Supplemental Executive Retirement Agreement, Mr. Deason will receive a benefit upon the occurrence of certain events equal to the excess of the value of particular options granted to Mr. Deason (including 75,000 shares covered by options granted in October 1998 with an exercise price of $23.08 per share) over an actuarially calculated amount based on a percentage of his average monthly compensation determined by his monthly compensation during the highest thirty-six consecutive calendar months from among the 120 consecutive calendar months ending on the earlier of his termination with ACS or his normal retirement date. The percentage applied to the average monthly compensation will vary from 2% on June 30, 1999 to 56% on May 18, 2005. The events triggering the benefit are normal retirement, late retirement, total and permanent disability, death, resignation, change in control of ACS or termination for reasons other than cause. The benefit will be paid in a lump sum or, at the election of Mr. Deason, in monthly installments over a period not to exceed ten years. If the payment is caused by a change in control and at such time Mr. Deason would be subject to an excise tax under the Internal Revenue Code with respect to the benefit, the amount of the benefit will be grossed-up to offset this tax.

     In March 1999, ACS also entered into an Employment Agreement with Mr. Deason. The Employment Agreement, which replaced an earlier severance agreement, has a term until May 18, 2004, unless extended in accordance with its terms or terminated earlier, either by Mr. Deason or by a unanimous vote of the Board of Directors (not including Mr. Deason). The Employment Agreement provides for a base salary of $525,000 per year, subject to annual adjustments by a percentage equal to the average percentage adjustments to the annual salaries of the top five executive officers of ACS. The Employment Agreement also provides for an annual bonus based on the achievement of financial goals set for Mr. Deason by the Special Compensation Committee. This bonus can be up to 250% of Mr. Deason's base salary for that year. In addition, the Employment Agreement provides for severance benefits for Mr. Deason upon a change of control of ACS and for supplemental retirement benefits for Mr. Deason.

COMPENSATION COMMITTEE AND SPECIAL COMPENSATION COMMITTEE REPORTS ON EXECUTIVE COMPENSATION


     The Compensation Committee has been responsible for administering ACS's Stock Option Plans and approving compensation for ACS's senior executives, including recommending to the Board of Directors policies and plans concerning the salaries, bonuses and other compensation for all executive officers, except that such approval and recommendation with respect to salaries, bonus and other compensation for Mr. Deason and, beginning with fiscal year 1999, Mr. Rich are the responsibility of the Special Compensation Committee. Mr. Deason's Supplemental Executive Retirement Agreement and Employment Agreement, which are described above, have been reviewed and approved by the Special Compensation Committee and by the full Board of Directors (not including Mr. Deason). The objective of ACS's executive compensation program is to attract and retain qualified, motivated executives and to closely align their financial interests with both the short and long-term interests of ACS's stockholders. The executive compensation program is intended to provide ACS's executive officers with overall levels of compensation that are competitive within the information industry, as well as within a broader spectrum of companies of size and complexity.


     The three principal components of ACS's executive compensation program are base salary, annual incentive bonus opportunities and stock options.

BASE SALARIES


     Each executive officer's base salary is reviewed annually and is subject to adjustment on the basis of individual, corporate and, in some instances, business unit performance, as well as competitive and inflationary considerations.


INCENTIVE BONUS


     Incentive bonus payments for executive officers are made at the end of each fiscal year based upon the achievement of some or all of the following: consolidated financial criteria (which can include consolidated revenues, consolidated earnings before interest, taxes and depreciation, consolidated pre-tax earnings and consolidated earnings per share), business unit financial criteria, and the attainment of individual goals. Such criteria and goals are established by the Chairman of the Board of ACS, subject to approval by the Compensation Committee of the Board of Directors, at the beginning of each fiscal year (or, in the cases of the Chairman and the Chief Executive Officer, subject to the approval of the Special Compensation Committee). During fiscal year 1999, ACS achieved 100% of such measures of consolidated financial criteria.

For fiscal year 1999, executive officers were eligible to receive maximum bonuses of between 125% and 250% of salary provided the set goals and criteria were met.

     In addition to the above described bonus plan, for fiscal year 2000, there is an accelerator bonus plan which allows each of the executive officers to earn up to an additional 25% of their maximum bonus upon exceeding certain financial projections.

STOCK OPTION PLAN

     ACS's 1997 Stock Incentive Plan ("Stock Option Plan") is administered by the Compensation Committee and, with respect to Darwin Deason and Jeffrey A. Rich, the Special Compensation Committee of ACS's Board of Directors. The Compensation Committee and the Special Compensation Committee have determined the individuals eligible to receive grants of options under the Stock Option Plan, the type of option granted, the number of shares of Class A common stock subject to a grant and the terms of the grant, including exercise price, exercise date and any restrictions on exercise. The Compensation Committee also has been responsible for determining the advisability and terms of any buyout of options previously granted, reductions in the exercise prices of previously granted options and the terms of any deferred grant of options granted under the Stock Option Plan.

     The Stock Option Plan also provides for the issuance of stock purchase rights. When the Compensation Committee determines to grant a stock purchase right, it advises the recipient of the grant of the terms and conditions of the grant, including any restrictions on the grant, the number of shares subject to the grant, the exercise price of the grant and the time within which the grant must be accepted by the recipient. The maximum amount of time that a recipient may have to accept the grant is 30 days. The purchase price of stock acquired pursuant to a stock purchase right shall not be less than 50% of the fair market value of ACS's Class A common stock at the time of grant. There have been no stock purchase rights granted through June 30, 1999.

                                            Submitted by the Compensation
                                            Committee
                                            and the Special Compensation
                                            Committee
                                            of the Board of Directors:

                                            DARWIN DEASON*
                                            FRANK A. ROSSI
                                            JOSEPH P. O'NEILL

                                            *Not a member of the
                                            Special Compensation Committee

         COMPARISON OF TOTAL CUMULATIVE RETURN FROM SEPTEMBER 26, 1994
                   (THE "IPO DATE") THROUGH JUNE 30, 1999 OF
            AFFILIATED COMPUTER SERVICES, INC. CLASS A COMMON STOCK,
              STANDARD & POOR'S COMPUTER SOFTWARE & SERVICES INDEX
                     AND THE STANDARD & POOR'S STOCK INDEX
[PERFORMANCE GRAPH]

                                                           ACS                  STANDARD & POORS
                                                           ---                 COMPUTER SOFTWARE &       STANDARD & POOR'S STOCK
                                                                                 SERVICES INDEX                   INDEX
                                                                               -------------------       -----------------------
'09/26/94'                                               100.00                      100.00                      100.00
'06/30/98'                                               481.00                      427.00                      257.00
'06/30/99'                                               633.00                      641.00                      312.00

     Note: The graph above compares the total cumulative return of ACS Class A common stock from the IPO Date through June 30, 1999 with the Standard & Poor's Computer Software & Services Index and the Standard & Poor's Stock Index.

     The graph assumes the investment of $100 and the reinvestment of all dividends. The stock price performance shown on the graph is not necessarily indicative of future stock performance.

     THE ABOVE REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH WILL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH OR INCORPORATED BY REFERENCE INTO ANY FILING BY ACS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT ACS SPECIFICALLY INCORPORATES SUCH REPORT OR GRAPH BY REFERENCE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For information on Compensation Committee interlocks and insider participation, see "Certain Transactions."

CERTAIN TRANSACTIONS


     In connection with the reorganization of ACS on June 30, 1994, ACS and Precept Business Services, Inc. ("Precept") entered into a reciprocal services agreement pursuant to which Precept would sell business forms and supplies, and provide courier and certain other administrative services to ACS, and ACS would provide office space and certain administrative services to Precept. Mr. Deason is a director and holds voting control of Precept. Douglas Deason, one of Mr. Deason's sons, is the President and a director of Precept and owns in excess of 10% of Precept's outstanding common stock. The prices for all services, forms and supplies provided by Precept to ACS under such agreement must be no less favorable than could be obtained from an independent third party and are subject to review from time to time by the Independent Directors Committee of ACS. The prices for all services provided by ACS to Precept will be at no less than ACS's direct cost. The costs incurred by ACS for services provided by Precept covered by such reciprocal services agreement, which are believed to approximate fair market value, were approximately $7 million for fiscal year 1999. Precept's payments to ACS under the reciprocal services agreement were approximately $200,000 for fiscal year 1999.


     Mr. Deason, ACS and Precept, along with two other investors, are the stockholders in DDH Aviation, Inc., a start-up corporate airplane brokerage firm organized in late 1997. DDH has a $30 million line of credit with Wells Fargo Bank, N.A., for which Mr. Deason and ACS, in exchange for warrants to acquire additional voting stock, act as guarantors for up to approximately $11.5 million each. Taking into account the exercise of such warrants, Mr. Deason owns over one-third of the equity interests in DDH and ACS owns approximately 18%. Mr. Deason is one of the five directors of DDH, as well as its Chairman of the Board. ACS has access to aircraft from DDH.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     PricewaterhouseCoopers LLP, independent certified accountants, has been selected as ACS's independent accountant for the fiscal year 2000. PricewaterhouseCoopers LLP was also ACS's independent accountant for fiscal year 1999. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting. That representative will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

                 STOCKHOLDERS PROPOSALS FOR 2000 ANNUAL MEETING

     If any stockholder of ACS intends to present a proposal for consideration at the Fiscal Year 2000 Annual Meeting of Stockholders and desires to have such proposal in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at ACS's principal executive offices, 2828 North Haskell Avenue, Dallas, Texas 75204,
Attention: David W. Black, Corporate Secretary, no sooner than May 30, 2000 but not later than June 29, 2000.

                                             By Order of the Board of Directors

                                                     /s/ DAVID W. BLACK
                                                       David W. Black
                                                         Secretary

September 28, 1999

                     [This page left blank intentionally.]

                     [This page left blank intentionally.]

                       AFFILIATED COMPUTER SERVICES, INC.

                BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
            OF SHAREHOLDERS AT 11:00 A.M. TUESDAY, OCTOBER 26, 1999
  CITYPLACE CONFERENCE CENTER, 2711 NORTH HASKELL AVENUE, DALLAS, TEXAS 75204

    The undersigned shareholder of Affiliated Computer Services, Inc. (the "Company") hereby appoints Jeffrey A. Rich and David W. Black or either of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any postponements or adjournments thereof, on the following proposals:

PLEASE MARK YOUR VOTES AS INDICATED IN THE EXAMPLE [X]

      (1) Election of Henry G.        [ ] FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to vote for all
          Hortenstine, Joseph P.      (except as marked to the contrary           nominees listed below
          O'Neill, Frank A. Rossi         below)
          and Clifford M. Kendall

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name here)

- --------------------------------------------------------------------------------

   (2) Approval of amendment to the Company's Charter to authorize the current Chairman of the Board to fill any future vacancies on the Company's Board of Directors
           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

   (3) Approval of performance-based incentive compensation for the Company's executive officers

           [ ] FOR              [ ] AGAINST              [ ] ABSTAIN

                (Continued and to be signed on the reverse side)

                          (Continued from other side)

   IN THEIR DISCRETION, THE PROXIES ARE, AND EACH OF THEM IS, AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS OR MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1), (2) AND (3) THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

   RECEIPT HEREWITH OF THE COMPANY'S ANNUAL REPORT AND NOTICE OF MEETING AND PROXY STATEMENT, DATED SEPTEMBER 28, 1999, IS HEREBY ACKNOWLEDGED.

                                                     ---------------------------
                                                          (Signature(s) of
                                                           Shareholder(s))

                                                     Date _____________ , 1999

                                                     (Joint owners must EACH
                                                     sign. Please sign EXACTLY
                                                     as your name(s) appear(s)
                                                     on this card. When signing
                                                     as attorney, trustee,
                                                     executor, administrator,
                                                     guardian or corporate
                                                     officer, please give your
                                                     FULL title.)